Exhibit 99.1

Debtors Disclosure Statement

UNITED STATES BANKRUPTCY COURT
DISTRICT OF MAINE

Hearing:       January 24, 2007
Location:       Portland
Time:             10.30am
Objections:   January 10, 2007

)
In re:	)
	)	Chapter 7
FRANK J.KRISTAN, and	)	Case No. 04-20328
Patriot Advisors, Inc	)
The Templar Corporation	)
)
Debtors.	)
)
)

DEBTORS DISCLOSURE STATEMENT

The undersigned Debtor hereby comes before the court, to provide a Disclosure Statement with respect to an offer to pay claims through the issuance of common stock of Ludvik Capital, Inc pursuant to an Agreement and Plan of Merger and sale of assets to the Debtor and Ludvik Capital, Inc by John C Turner, Chapter 7 Trustee for the Debtor’s estate, Patriot Advisors, Inc and Templar Corporation (“the Agreement”) and requests that this court grant the motion approving the Agreement and Plan of Merger and sale of assets to Debtor and does hereby give cause and states as follows in the Disclosure Statement as filed with this court.

A. INTRODUCTION

1.	PURPOSE OF DISCLOSURE STATEMENT

Frank Kristan, Debtor and Ludvik Capital, Inc as successor by merger with Patriot Advisors, Inc and Templar Corporation, collectively, the "Debtors") have prepared this Disclosure Statement (the "Disclosure Statement") in connection with the solicitation of acceptances of Ludvik Capital, Inc common stock pursuant to the Agreement with the Trustee for the purchase of the Patriot Advisors, Inc and Templar Corporation stock which is attached as Exhibit 1 to this Disclosure Statement (the "Agreement"). The purpose of this Disclosure Statement is to give holders of Claims and Interests sufficient information to permit them to cast an informed vote to accept or reject the offer of the common stock of Ludvik Capital, Inc pursuant to the terms of the Agreement (the ”Offer” ). Capitalized terms used and not defined in this Disclosure Statement have the meanings specified in the Agreement.

On January 24, 2007, the Bankruptcy Court is scheduled to hear a motion from the trustee to approve the sale of the common stock of Patriot Advisors, Inc and Templar Corporation to the Debtors. This Disclosure Statement is for use by Debtors in connection with their solicitation of acceptances of the common stock of Ludvik Capital, Inc pursuant to the agreement. No statements or information from any source concerning the Debtors or the Agreement are authorized, other than as set forth in this Disclosure Statement.

2.	BALLOTS AND FINANCIAL INFORMATION

A FORM OF BALLOT (THE "BALLOT") APPROPRIATE TO THE CLAIM HELD, CONTAINING DETAILED INSTRUCTIONS REGARDING VOTING PROCEDURES, IS PROVIDED WITH THIS DISCLOSURE STATEMENT AS EXHIBIT 2. SUCH BALLOT AND ACCOMPANYING INSTRUCTIONS SHOULD BE REVIEWED CAREFULLY.

Ballots must be received by 5:00 p.m., EST, on January 23, 2007. For detailed voting instructions, as well as the name(s) and address(es) of the person(s) who may be contacted with questions regarding voting procedures is attached to the Ballot.

THE DEBTORS HAVE SOUGHT TO ASSURE THAT INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS COMPLETE AND ACCURATE IN ALL MATERIAL RESPECTS. HOWEVER, NEITHER THE FINANCIAL INFORMATION CONCERNING THE DEBTORS CONTAINED HEREIN NOR THE PROJECTIONS CONCERNING FUTURE OPERATIONS OF THE REORGANIZED DEBTOR HAS BEEN SUBJECT TO AN AUDIT. YOU ARE URGED TO CAREFULLY READ THIS DISCLOSURE STATEMENT AND ALL

ACCOMPANYING EXHIBITS IN ORDER TO FORMULATE AN INFORMED OPINION AS TO THE MANNER IN WHICH THE PLAN AFFECTS ALL CLAIMS AGAINST, OR INTEREST IN, THE DEBTORS AND TO DETERMINE WHETHER TO ACCEPT THE OFFER.

B. SUMMARY OF DISCLOSURE STATEMENT AND OFFER

The following is a summary of certain information contained elsewhere in this Disclosure Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this Disclosure Statement, which should be read fully and carefully. Capitalized terms used in the following summary and not defined have the meanings specified elsewhere in this Disclosure Statement.

1.	BACKGROUND AND PURPOSE OF THE OFFER

Since the commencement of this case on March 8, 2004, (the "Petition Date") the Debtors have operated under the Bankruptcy Code. Such operations have included the continuation of the Debtors' pre-petition ordinary course activities. Other transactions and activities have been conducted by the Debtors only with the prior approval of the Bankruptcy Court, as required by the Bankruptcy Code.

At the time the Debtors commenced their case, substantial uncertainty existed with respect to the Debtors' assets and liabilities, as well as with respect to the financial results of the Debtors' pre-petition operations.

2.	OVERVIEW OF THE OFFER

a.	CLASSIFICATION OF CREDITORS AND INTERESTS

The Bankruptcy Code requires claims of creditors and equity interests to be classified into classes containing Claims that are substantially similar. The offer provides for the secured and unsecured Claims and Interests of the Debtor.

b.	VOTING PROCEDURES AND REQUIREMENTS

The solicitation period for ballots with respect to the offer will expire at 5:00 p.m., EST, on January 23, 2007, unless the Debtors extend the period during which ballots will be accepted. Except to the extent allowed by the Bankruptcy Court, ballots received after the expiration of the solicitation period will not be accepted or used by the Debtors in connection with the confirmation of the Agreement or any modification of the

Agreement. Only creditors that have filed a claim before the bar date in the case are entitled to vote to accept or reject the offer.

c.	ELEMENTS OF THE OFFER

The agreement and the subsequent offer is designed to implement the financial restructuring of the Debtors, in part, through the acquisition of an ownership interest in reorganized Patriot Advisors, Inc by Ludvik Capital, Inc that is affiliated with the present and former shareholders of Patriot Advisors, Inc (the "Investors"). Such acquisition would be made pursuant to the Stock Purchase Agreement which is attached as Exhibit 3 to the Plan (the "Stock Purchase Agreement").

d.	TREATMENT UNDER THE PLAN

The offer for each class of Claims and Interests is one share of the common stock of Ludvik Capital, Inc for every $1.00 of claim and interest including accrued fees, interest and charges.

3.	RISKS REGARDING CONFIRMATION

In general, in order to have the Agreement confirmed, each class of Impaired Claims and Interests will be given the opportunity to object on or before January 10, 2007 to the Agreement. There can be no assurance that any class of creditors or interest holders will not object to the Agreement. There is no minimum requirement under the Agreement for any claimant to accept the offer.

C. BACKGROUND REGARDING THE DEBTORS

1.	GENERAL BACKGROUND INFORMATION

On October 20, 2006, Ludvik Capital, Inc was formed as a Delaware Corporation, to be the successor corporation by merger of Patriot Advisors, Inc and Templar Corporation. Ludvik Capital, Inc makes investments in public and private companies. It provides long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies in a variety of industries primarily located in the U.S. It makes active or passive investments in common and preferred stock and warrants or rights to acquire equity interests; in addition to senior and subordinated loans; or convertible securities. Ludvik Capital serves as the lead investor for transactions, as well as a co-investor in companies along with other private equity sponsors. (www.ludvikcapital.com)

2.	CURRENT OPERATIONS

The criteria currently being used by Ludvik Capital, Inc in determining whether to make an investment in a potential portfolio company include: (i) a strong Management Team, (ii) the line of products or services offered and their market potential,

(iii) underperforming companies relative to their potential and (iv) opportunities to revitalize and redirect a company's resources and strategies.

3.	MANAGEMENT OF REORGANIZED DEBTORS

Pursuant to the terms of the Agreement, Ludvik Nominees, Pty Ltd shall be the exclusive advisor to Ludvik Capital, Inc and provide the management for Ludvik Capital, Inc. Frank Kristan is the President of Ludvik Nominees Pty Ltd and was formerly the President and CEO of Patriot Advisors, Inc. A copy of the Advisory Agreement is attached hereto as Exhibit 4. Patriot Advisors provided business advisory services to investment funds, corporations and individuals. From 1994 to 2004, Patriot Advisors managed funds on behalf of private companies, producing an internal rate of return in excess of 25% per annum during that period. At the time Mr. Kristan concluded his involvement with the funds, total assets under management exceeded $50 million. Patriot Advisors had also performed on guarantees to deliver financing in excess of $ 50 million. Over the ten year period, Patriot Advisors had focused its business advisory and management efforts primarily on companies in the technology, telecommunications and internet related industries.

Prior to forming Patriot Advisors, Mr. Kristan was the Principal and CEO of Kristan Associates, a financial consulting firm providing business advisory services for the telecommunications and financial services industries. Mr. Kristan began his career at Affiliated Computer Systems where he provided computer and operational advisory services to banking and financial services institutions involved in merger and acquisition transactions.

Mr. Kristan earned his BS in Mathematics from University of Western Australia.

D. CERTAIN FEDERAL TAX CONSEQUENCES

The reorganized company has 11,526,091 in tax loss carry forwards that can be applied to future earnings. This discussion sets forth the material federal income tax consequences of the offer to the Debtors and holders of certain Claims. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), final, temporary, and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service or opinion of counsel has been or will be sought as to the federal income tax consequences of the offer.

E. CERTAIN SECURITIES LAW MATTERS

The Debtors believe that the issuance of common stock to holders of Allowed Claims under the Agreement, to the extent the issuance of common stock may be deemed to constitute an offer of securities, is being made in compliance with Sections 1126(b)(2) and 1145 of the Bankruptcy Code. Section 1145 of the Bankruptcy Code generally provides, subject to certain exceptions, that the securities registration and qualification requirements of federal and state securities laws do not apply to the offer or sale of securities by Debtors if the offer or sale of the securities are transferred in exchange (or principally in exchange) for a claim against or interest in Debtors. Generally, securities issued in accordance with Section 1145 of the Bankruptcy Code may be subsequently resold without specific securities law limitations.

F. CURRENT FINANCIAL INFORMATION

The Debtors' financial information regarding its assets and results of operation are attached hereto as Exhibit 5.

WHEREFORE, the Debtor hereby prays that the court grant the Motion Approving the Agreement of the sale of assets to the Debtor.

DATED: December 29th, 2006
FRANK KRISTAN

By /s/ Frank J. Kristan
Debtor
Box 214,
Kennebunkport, Me 04046

CERTIFICATE OF SERVICE

I hereby certify that I have served the attached Disclosure Statement upon the parties on the service list, by mailing a copy of the objection to them by first class mail, postage prepaid, at the indicated addresses on December 29, 2006.

/s/ Frank J. Kristan

Frank Kristan, pro se
Debtor

EXHIBIT 1

AGREEMENT

THIS AGREEMENT dated as of December 14, 2006 (the "Agreement") by and between John Turner, in his capacity as Chapter 7 Trustee, for the Debtor, Frank J. Kristan, Patriot Advisors, Inc., a Delaware Corporation and Templar Corporation, a Delaware Corporation, ("Trustee"), Ludvik Capital, Inc., a Delaware Corporation the ("Surviving Corporation"), Frank J. Kristan (“Debtor”), ("Parties").

WHEREAS, the Trustee desires to sell and the Debtor desires to purchase One Hundred Percent (100%) of the Debtor’s stock interest in Patriot Advisors, Inc. and the Templar Corporation on an “as is” basis (the “Stock”); and

WHEREAS, on transfer of the Stock, the Debtor intends to merge Patriot Advisors, Inc. and the Templar Corporation with and into Ludvik Capital, Inc. in accordance with Delaware Corporation Law; and

WHEREAS, the Parties have entered into this Agreement, subject to an Order of Confirmation of the Agreement (the "Order"), which the Parties intend to request be signed by the United States Bankruptcy Court for the District of Maine (the "Bankruptcy Court"), in connection with the case filed by Frank J. Kristan, as Debtor, under Chapter 7 of the United States Bankruptcy Code; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE INTENDED MERGER

Section 1.1. The Merger. Upon entry of the Order and conveyance of the Stock to the Debtor, or to the Debtor’s nominee, Patriot Advisors, Inc. and Templar Corporation shall merge with and into Ludvik Capital, Inc. (the "Merger"). The Debtor intends that Ludvik Capital, Inc. shall be the surviving corporation in the Merger, and at the Effective Time (as defined below), the separate existence of Patriot Advisors, Inc. and Templar Corporation shall cease. The Debtor intends that the corporate existence of Ludvik Capital, Inc. with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and as the surviving corporation it shall succeed to all rights and assets of Patriot Advisors, Inc. and Templar Corporation as and to the extent provided under Delaware Corporation Law.

Section 1.2. The Effective Time. The Merger shall become effective (the "Effective Time") upon the filing of (i) a certificate of merger executed by Ludvik Capital, Inc. with the Secretary of State of the State of Delaware.

Section 1.3. Certificate of Incorporation. The Certificate of Incorporation of Ludvik Capital, Inc. shall, as of the Effective Time, be the Certificate of Incorporation of the Surviving Corporation until duly amended.

Section 1.4 Advisors. Ludvik Nominees Pty Ltd shall be the sole and exclusive advisor to Ludvik Capital, Inc.

Section 1.5. Required Approvals. The Debtor represents that this Agreement has been adopted and approved by the stockholders of Ludvik Capital, Inc. in accordance with Delaware Law.

ARTICLE II
CONVERSION OF SHARES

Section 2.1. Effect of the Merger on Capital Stock. The Parties acknowledge that after transfer of the Stock to the Debtor, the Debtor will take all steps necessary to effectuate conversion of shares as outlined in this Article II. At the Effective Time, by virtue of the Merger, the Debtor intends to accomplish the following:

(a)
Cancellation of Outstanding Capital Stock of Patriot Advisors, Inc. and Templar Corporation. After transfer of the Stock by the Trustee to the Debtor, all issued and outstanding shares of capital stock of Patriot Advisors, Inc. and Templar Corporation, and all treasury stock owned by them, shall be canceled and cease to exist.

(b)
Issuance of Common Shares. Nine Million One Hundred Seventy Eight Thousand Seven Hundred Sixty Nine (9,178,769) Common Shares of the Surviving Corporation will be issued to the creditors of the Debtor, Patriot Advisors, Inc. and/or Templar Corporation who accept payment in the form of Ludvik Capital, Inc. common stock for their claims, pursuant to Section 1145 of the US Bankruptcy Code as consented to in the form of the attached Exhibit A.

(c)
Continuance of Capital Stock of Ludvik Capital. Each Ludvik Capital, Inc. Common Share that is issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding. The Debtor anticipates that Ten Million Eight Hundred Twenty One Thousand Two Hundred Thirty One (10,821,231) Common Shares will be issued to Ludvik Nominees Pty Ltd as the sole shareholder of Ludvik Capital, Inc for the initial capital of Twenty Thousand Dollars ($20,000) pursuant to Section 1145 of the US Bankruptcy Code.

(d)	Ludvik Nominees Pty Ltd is 100% owned by the Debtor, Frank J. Kristan, and the Trustee acknowledges the Debtor’s bankruptcy estate has no claims against this entity.

Section 2.2. Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Patriot Advisors, Inc. and Templar Corporation shall be closed and no transfer of any capital stock shall thereafter be made. The Parties acknowledge that upon transfer of the Stock, the Trustee will have no rights or interest in Ludvik Capital, Inc. or Ludvik Nominees Pty Ltd.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1. Representations and Warranties. Each party hereby represents and warrants to the other that each party has the full power and authority to execute, deliver and perform this Agreement.

Section 3.2 Debtor Representation. The Debtor acknowledges that such sale of the Stock is on an “as is” basis and the Trustee has made no representation as to the value of the interest and the Trustee has quit claim deeded any right title and interest in the Stock pursuant to this Agreement.

ARTICLE IV
CLOSING CONDITIONS; THE CLOSING

Section 4.1. Closing Conditions. (a) The Trustee’s transfer of the Stock is conditioned upon the satisfaction of the following conditions: (i) Ludvik Capital, Inc. shall have provided the Trustee payment of Twenty Thousand Dollars ($20,000.00), in certified funds, as a non-refundable deposit, upon signing of this agreement, to be immediately available to the Trustee for the Debtors estate, to administer free and clear of any claims, on or before December 31, 2006, and (ii) Ludvik Capital, Inc. shall have provided the Trustee an additional payment of One Hundred Thousand Dollars ($100,000), in certified funds, to be available to the Trustee to be administered free and clear of any claims, upon the entry of the Order as a final order. The Trustee agrees to exercise his best efforts to secure entry of the Order on or before February 21, 2007.

ARTICLE V
AMENDMENTS

Section 5.1. Amendments. At any time prior to the Effective Time, the parties hereto may, by written agreement amend, modify or supplement this Agreement.

ARTICLE VI
ACCOMPLISHMENT OF MERGER

Section 6.1. Further Assurances. The parties hereto each agree to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the proposed Merger.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 7.1. Governing Law. This Agreement shall be construed under and in accordance with the laws of the State of Maine applicable to contracts to be fully performed in such State, without giving effect to choice of law principles.

Section 7.2. Headings. The headings set forth herein are for convenience only and shall not be used in interpreting the text of the section in which they appear.

Section 7.3. Binding Effect; Successors and Assigns. This Agreement may not be assigned by either party without the written consent of the other party; this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

Section 7.4. Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

Section 7.5. Extensions of Time. At any time prior to the Effective Time, the parties hereto may, by written agreement, extend time for the performance of any of the obligations or other acts of the parties hereto.

IN WITNESS WHEREOF, the Trustee, the Debtor and Ludvik Capital, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day first above written.

LUDVIK CAPITAL, INC.

/s/ Frank J. Kristan

By: Frank J. Kristan
Its: President

JOHN C. TURNER, CHAPTER 7 TRUSTEE
FOR DEBTOR ESTATE

By: John C. Turner, Trustee,
In his capacity as stockholder of Patriot Advisors, Inc
and Templar Corporation

DEBTOR

/s/ Frank J. Kristan

Frank J. Kristan

EXHIBIT A

TO ALL CREDITORS AND PARTIES IN INTEREST:

FRANK KRISTAN, PATRIOT ADVISORS, INC and TEMPLAR CORPORATION as debtors ("Debtors") in the administered Chapter 7 proceedings before the United States Bankruptcy Court for the District of Maine ("Bankruptcy Court"), filed an Agreement for the purchase of 100% of the Debtors Stock Interest in Patriot Advisors, Inc and Templar Corporation from the Trustee by Ludvik Capital, Inc and the Debtor ("Agreement") dated December 14, 2006. The Agreement describes the terms and conditions of the purchase by the Debtor.

In accordance with the Agreement, Ludvik Capital, Inc, is seeking the votes of all parties entitled to vote on the Agreement. Before voting on the Agreement, you should review each of the following documents enclosed herewith:

1.	The Agreement (with exhibits);

2.	The Proposed Order approving the Agreement;

3.	One or more Ballots, if applicable.

For your Ballot(s) to count, the Ballot(s) must be received by Ludvik Capital, Inc at the address set forth in the Ballot, not later than January 23, 2007.

There is no requisite number of acceptances to the Agreement, the Bankruptcy Court will consider confirmation of the Agreement at a hearing to be held on January 24, 2007 at 10 a.m. ("Confirmation Hearing"). If the Agreement is confirmed at the Confirmation Hearing, the parties will receive distributions in accordance with the terms of the Agreement.

The Debtors urge you to complete and return your Ballot(s) indicating your acceptance or rejection of the Agreement in a timely manner.

Sincerely,

/s/ Frank Kristan

President
Ludvik Capital, Inc

BALLOT FOR HOLDERS OF CLAIMS
AS REGISTERED IN DEBTOR CASE NUMBER 04-20328

The undersigned, a creditor of the Debtors in the amount of $__________:

☐	ACCEPTS PAYMENT IN FULL OF THE CLAIM AT THE VALUE OF $1.00 PER SHARE OF COMMON STOCK OF LUDVIK CAPITAL, INC

[CHECK ONE BOX]

☐	REJECTS PAYMENT IN FULL OF THE CLAIM AT THE VALUE OF $1.00 PER SHARE OF COMMON STOCK OF LUDVIK CAPITAL, INC

PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST.

Date:__________________

Print or Type Name

By

As

Address

RETURN THIS BALLOT ON OR BEFORE JANUARY 23, 2007 TO:

Ludvik Capital, Inc.
P.O Box 214,
Kennebunkport, Maine 04046
Attention: Frank Kristan, Secretary

EXHIBIT 2

TO ALL CREDITORS AND PARTIES IN INTEREST:

FRANK KRISTAN, PATRIOT ADVISORS, INC and TEMPLAR CORPORATION as debtors ("Debtors") in the administered Chapter 7 proceedings before the United States Bankruptcy Court for the District of Maine ("Bankruptcy Court"), filed an Agreement for the purchase of 100% of the Debtors Stock Interest in Patriot Advisors, Inc and Templar Corporation from the Trustee by Ludvik Capital, Inc and the Debtor ("Agreement") dated December 14th, 2006. The Agreement describes the terms and conditions of the purchase by the Debtor.

In accordance with the Agreement, Ludvik Capital, Inc, is seeking the votes of all parties entitled to vote on the Agreement. Before voting on the Agreement, you should review each of the following documents enclosed herewith:

1.	The Agreement (with exhibits);

2.	The Proposed Order approving the Agreement;

3.	One or more Ballots, if applicable.

For your Ballot(s) to count, the Ballot(s) must be received by Ludvik Capital, Inc at the address set forth in the Ballot, not later than January 23, 2007.

There is no requisite number of acceptances to the Agreement, the Bankruptcy Court will consider confirmation of the Agreement at a hearing to be held on January 24, 2007 at 10:30 a.m. ("Confirmation Hearing"). If the Agreement is confirmed at the Confirmation Hearing, the parties will receive distributions in accordance with the terms of the Agreement.

The Debtors urge you to complete and return your Ballot(s) indicating your acceptance or rejection of the Agreement in a timely manner.

Sincerely,

/s/ Frank Kristan

President
Ludvik Capital, Inc

BALLOT FOR HOLDERS OF CLAIMS
AS REGISTERED IN DEBTOR CASE NUMBER 04-20328

The undersigned, a creditor of the Debtors in the amount of $__________:

☐	ACCEPTS PAYMENT IN FULL OF THE CLAIM AT THE VALUE OF $1.00 PER SHARE OF COMMON STOCK OF LUDVIK CAPITAL, INC

[CHECK ONE BOX]

☐	REJECTS PAYMENT IN FULL OF THE CLAIM AT THE VALUE OF $1.00 PER SHARE OF COMMON STOCK OF LUDVIK CAPITAL, INC

PLEASE FULLY COMPLETE THIS BALLOT BY CHECKING THE "ACCEPTS" OR "REJECTS" BOX. IF NEITHER THE "ACCEPTS" NOR "REJECTS" BOX IS CHECKED, THE BALLOT WILL NOT BE VALID OR COUNTED AS HAVING BEEN CAST.

Date:__________________

Print or Type Name

By:

As:

Address:

RETURN THIS BALLOT ON OR BEFORE JANUARY 23, 2007 TO:

Ludvik Capital, Inc.
P.O Box 214,
Kennebunkport, Maine 04046
Attention: Frank Kristan, Secretary

EXHIBIT 3

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated December 14, 2006, by and between LUDVIK CAPITAL INC as successor by merger to Patriot Advisors, Inc and Templar Corporation (the “Company”) and LUDVIK NOMINEES PTY LTD (the “Purchaser”).

RECITALS:

WHEREAS, the Company is presently the subject of an agreement under the United States Bankruptcy Code (“Agreement”) pending in the United States Bankruptcy Court for the District of Maine (the "Bankruptcy Court").

WHEREAS, the Company is a party to the Agreement and the intended plan of merger, dated December 14, 2006,(the "Plan").

WHEREAS, pursuant to the Plan, the Company will be merged into Ludvik Capital, Inc which will succeed to all of the Company's rights and obligations and which will be the issuer of the common stock distributed under the Plan.

WHEREAS, the Company has approached the purchaser to provide certain funds to facilitate payments in conjunction with the Plan.

WHEREAS, as of the Effective Date, the Company will have (i)100,000,000 authorized shares of common stock, $.001 par value per share ("Common Stock") and (ii)approximately 9,178,769 shares of Common Stock to be issued to holders of Claims pursuant to the Plan;

WHEREAS, the Company desires to issue 10,821,231 shares of Common Stock (the "Issued Shares") to the Purchaser and the Purchaser desires to purchase such Shares, subject to the terms and conditions and for the consideration set forth in this Agreement; and

WHEREAS, the Purchaser has also agreed to purchase any of the 9,178,769 shares of Common Stock described above (the "Subscription Shares" and together with the Issued Shares, collectively the "Purchased Shares") which are not subscribed to by holders of Claims pursuant to the Plan;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the Company and the Purchaser agree as follows:

1.    Definitions. Except as the context shall otherwise require, the terms when used in this Agreement shall have the following meanings, the definitions to be applicable to both the singular and plural forms of each term defined to the extent that such forms of such terms are used in this Agreement:

2.    Sale and Issuance of the Shares.

2.1    The Purchased Shares.

(a)    At the Closing, the Company shall issue the Purchased Shares to Purchaser, and Purchaser shall purchase the Purchased Shares from the Company, upon the terms and subject to the conditions set forth herein.

(b)    The purchase price for the Purchased Shares shall be an amount of Twenty Thousand Dollars ($20,000.00) for all Purchased Shares (the "Transaction Price"). At the Closing, Purchaser shall pay the Transaction Price to the Company, in immediately available funds by wire transfer to such account or accounts as the Company shall have designated to Purchaser, in the manner specified herein for the delivery of Notice, not less than one Business Day prior to the Closing
Date.

2.2    Issuance of the Subscription Shares. At the Closing, upon Purchaser's payment of the Transaction Price, the Company shall issue the balance of the Subscription Shares to Purchaser, without further payment or consideration.

2.3    Delivery of Shares. At the Closing, the Company shall deliver to Purchaser certificates representing the Shares acquired by Purchaser hereunder, and such other instruments as shall reasonably be required by Purchaser to vest in Purchaser all right, title and interest in and to such Shares, free and clear of any lien or other encumbrance. All such certificates and instruments shall be in form and content reasonably satisfactory to Purchaser and its counsel.

2.4    Purchase for Investment. Purchaser is acquiring the Shares solely for its own account, as principal, for investment, and not with a view to the distribution or resale of, nor with any present intention of selling or otherwise transferring, the Shares or any interest in the Shares.

2.5    No Registration; Purchaser understands and agrees that the Shares are being offered and issued by the Company in reliance upon the exemption provided by Section 1145 of the United States Bankruptcy Code. Purchaser may have to hold the Shares and bear the economic risk of investment in the Shares and are being offered to Purchaser pursuant to an exemption from the registration provisions thereof.

3.    Closing; Closing Date. The Closing shall take place at the offices of the company at 504 Thomas Bransby, Williamsburg, Va, on the Effective Date, as defined in the Plan (the "Closing Date").

4.    Representations and Warranties of the Company. The Company represents and warrants to Purchaser as set forth below in this Section 4.

4.1    Organization; Standing and Authority.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each of the Company's subsidiaries is a corporation duly organized under the laws of the jurisdiction of its incorporation.

(b)    Each of the Company and its subsidiaries has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted by it.

4.2    Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.    Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company as set forth below in this Section 5.

5.1    Organization, Standing and Authority. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5.2    Execution and Delivery. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

5.5    Financing. The Purchaser has sufficient funds to purchase the Purchased Shares in accordance with the terms of this Agreement and to pay all related fees and expenses it will be required to pay.

5.6    Purchase not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Purchaser for its own account and not with a view to distribution.

5.7    Brokers. No broker or finder has acted directly or indirectly for Purchaser, nor has Purchaser incurred any obligation to pay any brokerage, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

6.    Covenants and Agreements. The parties covenant and agree as set forth below in this Section 6.

6.1 Conduct of Business. From the date hereof through the Closing Date, except as may otherwise be expressly required or permitted by this Agreement, the Company covenants that:

(a)    The Company will, and will cause each of its subsidiaries to, (i) conduct the business of the Company and its subsidiaries only in the ordinary course of business, and (ii) use all commercially reasonable efforts to preserve intact in all material respects the present business organization, reputation, and customer relations of each of the Company and its subsidiaries.

6.2    Approvals.

(a)    The Company and Purchaser shall (i) take all reasonable steps necessary or appropriate, and use all commercially reasonable efforts, to obtain as promptly as practicable all necessary approvals, authorizations and consents of governmental and regulatory bodies required to be obtained to consummate the transactions contemplated by this Agreement and (ii) cooperate with one another in seeking to obtain all such approvals, authorizations and consents. The Company and Purchaser shall use their reasonable best efforts to provide such information to governmental and regulatory bodies as such bodies may reasonably request.

(b)    Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to governmental or regulatory bodies in connection with this Agreement.

7.    Conditions Precedent to the Obligation of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by Purchaser of the conditions set forth in this Section 7.

7.1    Representations and Warranties; Covenants and Agreements.

(a)    The representations and warranties of the Company contained in this Agreement and in any certificate or document executed and delivered by the Company pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all respects as of such date or period). The Company shall have delivered to Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

(b)    The Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The Company shall have delivered to Purchaser a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers, to the foregoing effect.

8.    Conditions Precedent to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or, where permissible, waiver by the Company of the conditions set forth below in this Section 8.

8.1    Representations and Warranties; Covenants and Agreements.

(a)    The representations and warranties of Purchaser contained in this Agreement and in any certificate or document executed and delivered by it pursuant to this Agreement shall be true, accurate and complete in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true, accurate and complete in all material respects as of such date or period). Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed on its behalf by one of its Executive Officers to the foregoing effect.

(b)    Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, except for failures to perform and comply which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Purchaser shall have delivered to the Company a certificate, dated the Closing Date and signed by one of its Executive Officers, to the foregoing effect.

9.    Survival of Representations and Warranties.

9.1    Non-Survival. The representatives and warranties of the parties shall not survive the Closing.

10.    Termination.

10.1    Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(i)    by mutual written consent of Purchaser and the Company; or

(ii)    by Purchaser or the Company if the Closing shall not occurred on or before December 31, 2006.

10.2    Expenses.

(a)    Except as otherwise specifically provided herein, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, actuaries and accountants.

11.    Miscellaneous.

11.1    Transfer Taxes. All transfer Taxes imposed as a result of the sale of Shares hereunder shall be paid by Purchaser regardless of whether such transfer Taxes are imposed on the Company or Purchaser.

11.2    Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered, personally or sent by facsimile transmission or, if mailed, two days after the date of deposit in the United States mails as follows:

if to Company, to:

Frank Kristan, President and Chief Executive Officer
Ludvik Capital, Inc.
504 Thomas Bransby
Williamsburg, Virginia 23185

if to Purchaser, to:

Ludvik Nominees Pty Ltd
Frank Kristan, President
Box 1518
Williamsburg, Va 23187

11.3    Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the transactions contemplated hereby, and supersede all prior agreements and understandings, written or oral, with respect thereto.

11.4    Waivers and Amendments; Noncontractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No waiver on the part of any party of any such right, power or privilege, and no single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.5    Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Virginia, without giving effect to the conflicts of laws principles thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LUDVIK CAPITAL, INC.

By:  /s/ Frank Kristan

Name: Frank Kristan
Title: President

LUDVIK NOMINEES PTY LTD

By:  /s/ Frank Kristan

Name: Frank Kristan
Title: President

EXHIBIT 4

ADVISORY AGREEMENT

THIS ADVISORY AGREEMENT (Agreement) is made and entered into as of the 14th day of December, 2006 by and between Ludvik Capital, Inc (“Client”) and Ludvik Nominees Pty Ltd (“Advisor”).

This Agreement replaces and cancels any previous agreement/s in writing or otherwise between the parties and in consideration of the mutual promises and agreements herein contained and other good and valuable considerations, the receipt of which is hereby acknowledged, it is hereby agreed between the parties hereto as follows:

1.	ADVISORY SERVICES

The Advisor undertakes to act as a nonexclusive advisor to the Client, and shall, subject to the supervision of the Client, provide advisory services to the Client which shall include, but not be limited to, reviewing and analyzing any material documentation provided by the Client or the Advisor to determine the Client’s most effective use of the materials and strategies to generate profits that are in the Client’s best interest to complete and implement.

B.)
Consistent with its duties described in paragraph (A) hereof, the Advisor shall use its best efforts to provide advice to the Client. If the Client requests the Advisor to participate in any transactions or perform any other specific services, such services shall be described in an addendum hereto, in a form to be agreed upon by both parties.

C.)
Consistent with its duties described herein, the Advisor shall maintain absolute confidentiality with respect to these services and shall not provide any verbal or written information to any party, without express written permission of the Client.

The Advisor may, with the prior approval of the Client, and at the Client’s sole discretion, appoint one or more advisors, whom are bound by a confidentiality and non-circumvention agreement, to perform one or more of the foregoing services with respect to all or a portion of the services provided to the Client. The Advisor shall not have absolute authority and discretion as to all matters that are necessary or incidental to the foregoing. The Client shall have the final decision on any issue at its absolute discretion. The Advisor shall furnish the Client with full information concerning activities undertaken by the Advisor on the Client’s behalf.

2.	ADVISORY FEE

For services to be rendered hereunder to the Client, the Client will pay to the Advisor fees in the amount of 3% of the assets under management in the form of advisory fees. The Advisor shall have the option to accept payment of the fees in cash and/or securities in addition to any success fees. The success fee shall be 20% of the profits payable in cash and/or securities in addition to the advisory fees.

3.	EXPENSES

It is understood that, if agreed to in advance, the Client will pay for or reimburse the Advisor for all expenses incurred, but not limited to the following:

A.)	All reasonable travel fees and expenses, including those associated with servicing the Client or its affiliates.

B.)	Any legal fees and expenses in connection with services provided by Advisor hereunder, that are not in the ordinary course of business.

C.)
Any extraordinary expenses such as the fees and expenses of counsel in connection with any litigation arising out of, or in connection with, this Agreement, except as otherwise determined in accordance with the last sentence of Section 10 hereunder. The Advisor acknowledges that if no agreement with the Client regarding reimbursement of certain expenses is made prior to any such expenses being incurred, the Client shall have no obligation to reimburse Advisor for such expenses.

4.	SERVICES TO OTHER COMPANIES

The services of the Advisor hereunder are not to be deemed exclusive; the Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of the Agreement, interfere in a material manner with the Advisor’s ability to meet all of its obligations with respect to rendering services to the Client hereunder.

5.	STANDARD OF CARE

In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the company or to any director shareholder, employee or agent thereof for any act or omission in the course of, or connected with, rendering services hereunder.

6.	TERM OF AGREEMENT; AMENDMENTS

This Agreement shall commence as of the date hereof and, subject to prior termination as provided in Section 6(B) hereof, shall continue in force until December 31, 2017, and thereafter shall be renewed, if necessary, for additional periods of twelve months.

A.)
Either party hereto may, at any time, on thirty days (30) prior written notice to the other, terminate this Agreement. However, if any transaction in which Advisor shall have participated prior to such termination closes, or is otherwise settled, in whole or in part, within one year after the effective date of termination, the Company shall be obligated to pay to the Advisor the fee described in Section 2 hereof in respect of such transaction.

B.)	This Agreement may be modified only by mutual written consent of the parties.

7.	ADVISOR BEST EFFORTS; COMPANY INDEMNITY

Advisor shall use its best efforts in the performance of the advisory services to be performed hereunder. All recommendations and instructions made by the Advisor will be based upon information received from the Client ad from sources that it believes to be reliable, but whose accuracy is not and cannot be guaranteed. Such information may or may not have been independently verified by the Advisor. The Client agrees to indemnify Advisor and hold it harmless from and against any liability of any nature resulting from the Client furnishing information which is false or inaccurate.

8.	NOTICES

Except as otherwise specifically provided herein, all notices or communications provided for herein shall be in writing and delivered in person, by overnight mail, by dated electronic mail or by facsimile followed by a hard copy sent first-class mail postage prepaid, and addressed as follows, or to such other address or addresses as may be designated by either party by written notice to the other.

Advisor:
Ludvik Nominees Pty Ltd
504 Thomas Bransby
P.O. Box 1518
Williamsburg, VA 23185

Client:
Ludvik Capital, Inc
1220 N. Market St, Ste 806
Wilmington, De 19901

9.	GOVERNING LAW; JURISDICTION

This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia, without reference to its choice of law principles.

10.	ARBITRATION

All disputes between the parties arising out of or relating to the Agreement shall be submitted to and settled by arbitration as hereinafter provided. Any arbitration proceeding shall be governed by a panel of three arbitrators experienced in the matters at issue. Each party shall select one arbitrator, and the third arbitrator shall be selected upon mutual agreement of the first two, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration proceeding shall be held in such place in the area of Williamsburg, Virginia, as may be selected by the arbitrator panel, or any other place agreed to by the parties involved and the arbitrators.

11.	ILLEGALITY; UNENFORCEABILITY

If any provision of this Agreement is found to be illegal or unenforceable, all other provisions to the Agreement will remain in full force and effect, and both parties agree that the intent of the Agreement and the Addendum will take precedent over the text of the document.

12.	AUTHORIZED SIGNATORIES

Each of the individuals signing below hereby represents and warrants that he is a duly authorized signatory of the entity bearing his signature below; that he is authorized and empowered to enter into this Agreement and to affect the transactions contemplated hereby on behalf of such entity; and that this Agreement is the legal and valid binding obligation of the entity bearing his signature below, and enforceable against such entity in accordance with its terms, except as they may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar laws generally relating to creditors’ rights, and general principals of equity.

IN WITNESS WHEREOF, the parties have caused this instrument to be signed on their behalf by their respective officers thereunto duly authorized as of the date first written above.

Ludvik Capital, Inc

The Client

/s / Frank Kristan

By:  Frank Kristan
Title:  President

Ludvik Nominees Pty Ltd

The Advisor

/s/ Frank Kristan

By:  Frank Kristan
Title:  President

EXHIBIT 5

FINANCIAL INFORMATION

The Financial Statements of the Company filed with this report were prepared by management and commence on the following page, together with related Notes. In the opinion of management, the Financial Statement fairly present the financial condition of the Company.

Ludvik Capital, Inc
As of December 14, 2006

ASSETS

ASSETS

Cash and Cash Equivalents	$22,001
Investments at Fair Value Control Investments at cost	9,178,769
TOTAL ASSETS	$9,200,770

LIABILITIES and STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

Accounts Payable	$22,001
TOTAL LIABILITIES	$22,001

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value; 100,000,000 shares
Authorized and 20,000,000 shares issued;

Opening Balance Equity	$9,178,769
TOTAL STOCKHOLDERS' EQUITY	$9,178,769
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,200,770

The accompanying notes are an integral part of financial statements.

Ludvik Capital, Inc
Notes To Financial Statements
As of December 14, 2006

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A.	Organization and Business Operations

Ludvik Capital, Inc as the successor company by merger to Patriot Advisors, Inc, and Templar Corporation("the Company") was incorporated in the State of Delaware on October 20,2006 to serve as a vehicle to effect the Agreement and Plan of Merger in United States Bankruptcy Court in the District of Maine in Case No.04-20328.

On December 14, 2006, the Company began business operations, and all activity prior to that date relates to the Company's formation and implementation of the Agreement and Plan of merger.

The Company's fiscal year end is December 31, 2006.

B.	Basis of Presentation

The accompanying financial statements have been prepared by the Company in accordance with generally accepted accounting principles in the United States. Certain information and footnote disclosures normally included in financial statements, prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures in these financial statements are adequate and not misleading.

In the opinion of management, the financial statements contain all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position as of December 14, 2006 and is not necessarily indicative of the results for any future period.

C.	Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

D.	Investments at Fair Value

The Investments consist of the cost basis for the investments in real estate, ACRE, Avenger Boats, Child Support Payment Corporation and Patriot Growth Fund, LP. The Investments at Fair Value also include the holdings of Patriot Advisors, Inc and Templar Corporation as they specifically relate to loans to Unitech Industries, Inc, holdings in Prepaid Systems Inc and investment in the Patriot Growth Fund.

E.	Income Taxes

The Company accounts for income taxes under the Financial Accounting Standards Board of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The company has $11,526,091 in tax loss carry forwards consisting of a tax loss carry forward of:

(i)	$ 8,426,091 on the Cybersentry investment,
(ii)	$ 2,000,000 on the Prepaid Systems, Inc investment,
(iii)	$ 600,000 on the Unitech Industries, Inc investment and
(iv)	$ 500,000 on the Patriot Growth Fund Partnership interest.

NOTE 2. STOCKHOLDERS' EQUITY

A.	Preferred Stock

The Company is not authorized to issue shares of preferred stock.

B.	Common Stock

The Company is authorized to issue 100,000,000 shares of common stock at $0.001 par value.

C.	Warrant and Options

There are no warrants or options outstanding to issue any additional shares of common stock.

D.	Subsequent Events

Not applicable

NOTE 3. Management's Discussion and Analysis - Plan of Operation.

The following discussion should be read in conjunction with the information contained in the financial statements of the Company and the Notes thereto appearing elsewhere herein.

Results of Operations - As of December 14, 2006

The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards No. 7. There have been no operations since inception until December 8, 2006. The company commenced limited operations on December 14, 2006.

The operations of Ludvik Capital, Inc (“LCI”) will include making investments in public and private companies. LCI will provide long-term equity and debt investment capital to fund growth, acquisitions and recapitalizations of small and middle-market companies in a variety of industries primarily located in the U.S.  LCI will make active or passive investments in common and preferred stock and warrants or rights to acquire equity interests; in addition to senior and subordinated loans; or convertible securities. Ludvik Capital will serve as a lead investor for transactions, as well as a co-investor in companies along with other private equity sponsors.

The Company has $22,001 in cash and cash equivalents as of December 8, 2006 and investments of $9,178,769.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This report contains various forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this report, the words "believe," "expect," "anticipate," "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates contained herein. Factors which could cause actual results to differ materially include, among others, unanticipated delays or difficulties in location of a suitable business acquisition candidate, unanticipated or unexpected costs and expenses, competition and changes in market conditions,lack of adequate management personnel and the like. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially form those anticipated, estimated or projected. The Company cautions again placing undue reliance on forward-looking statements all of that speak only as of the date made.

NOTE 4. Controls and Procedures.

The Company maintains a system of controls and procedures designed to provide reasonable assurance as to the reliability of the financial statements and other disclosures included in this report, as well as to safeguard assets from unauthorized use or disposition. As of December 14, 2006, the Company's Chief Executive Officer and principal financial officer has evaluated the effectiveness of the design and operation of the Company's disclosure controls and procedures. Based upon that evaluation, the Company's Chief Executive Officer and principal financial officer concluded that the Company's disclosure controls and procedures are effective. There have been no significant changes in the Company's internal controls or in other factors which could significantly affect internal controls subsequent to the date the Company carried out its evaluation.

PART II -- OTHER INFORMATION

Item 1.	Legal Proceedings.

There are no legal proceedings against the Company and the Company is unaware of such proceedings contemplated against it.

Item 2.	Changes in Securities.

Not applicable.

Item 3.	Defaults upon Senior Securities.

Not applicable.

Item 4.	Submission of Matters to a Vote of Security Holders.

Not applicable.

Item 5.	Other Information.

Not applicable.

Item 6.	Exhibits and Reports

None

SIGNATURES

The company caused this financial report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ludvik Capital, Inc
(Company)

By:  /s/ Frank J Kristan

Name:  Frank J. Kristan
Title:  President

Dated: December 14, 2006